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                                                                   EXHIBIT 12.3

                           PIEDMONT LABORATORIES, INC.
                         FIXED CHARGE RATIO COMPUTATION
                                (GUARANTORS ONLY)

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
                                                                          YEAR ENDED DECEMBER 31,
                                                         -------------------------------------------------------
                                                           1997           1998            1999            2000
                                                         --------       --------        --------        --------
                                                                             (DOLLARS IN THOUSANDS)
Loss before taxes .................................       $   (210)       $ (1,881)       $ (2,252)     $   (261)
   Fixed charges reflected in income (loss) before
      taxes
   Interest expense ...............................          1,275           2,215           2,212         2,241
   One third of rental expenses ...................            125             247             172           179
                                                          --------        --------        --------      --------
Total fixed charges ...............................       $  1,400        $  2,462        $  2,384      $  2,420
                                                          ========        ========        ========      ========

Income before taxes plus fixed charges above.......       $  1,190        $    581        $    132      $  2,159
                                                          ========        ========        ========      ========
Fixed charge ratio ................................          0.85x            .24x            .06x         0.89x
   Fixed charge deficiency ........................       $    210        $  1,881        $  2,252      $    261
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